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                                                                    EXHIBIT 99.1
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FOR IMMEDIATE RELEASE

CONTACTS:      Don Wright, President and CEO
               Charlie Miracle, Interim Chief Financial Officer
               Pacific Aerospace & Electronics, Inc.
               (509) 667-9600

       PACIFIC AEROSPACE & ELECTRONICS, INC. AND NOTEHOLDERS AMEND LOCK-UP

WENATCHEE, WA - October 23, 2001 - Pacific Aerospace & Electronics, Inc. (OTCBB:
PCTH) (the "Company") announced today that it has entered into an amended lock-up agreement (the "Amended Lock-up") with the holders of approximately 98% of its 11 1/4% senior subordinated notes (the "Noteholders") regarding a plan to restructure the Company's debt and equity outside of bankruptcy. The Amended Lock-up was entered into, in cooperation with the Noteholders, as a result of the Company's decision not to sell its U.K. subsidiary, Aeromet International PLC.

"We are pleased with the continued cooperation of the Noteholders in the restructuring of our debt," said Don Wright, President and Chief Executive Officer of the Company. "We continue to work closely with them as we undertake the steps necessary to accomplish the restructuring."

The Amended Lock-up is similar in many respects to the lock-up agreement previously entered into by the Company and the Noteholders (the "Lock-up"). It provides that the Noteholders will waive the Company's existing and future defaults under the Notes and contemplates the exchange by the Noteholders of their outstanding 11 1/4% senior subordinated notes, including accrued interest, for a combination of common stock, convertible preferred stock, and new notes. The Amended Lock-up provides that, upon completion of the restructuring, the Noteholders would own approximately 97.5% of the Company's common stock on a fully diluted basis. The notes to be issued to the Noteholders in the exchange would consist of $15 million of 10% pay-in-kind notes. The Amended Lock-up eliminates $15 million of the new notes that originally would have been delivered to the Noteholders under the Lock-up, and increases the percentage of the Company's common stock to be held by the Noteholders as a result of the restructuring from 95% to 97.5%. The Amended Lock-up, like the original Lock-up, expires on December 31, 2001, or upon consummation of the restructuring, if earlier.

The Company previously announced that it had entered into an agreement with the holders of its senior secured debt (the "Senior Debt"), in which the holders of the Senior Debt agreed to waive the Company's payment defaults and certain other defaults until December 31, 2001. As part of the Amended Lock-up, the Company is currently seeking asset-based financing from commercial lenders in the U.S. and the U.K. to repay the Senior Debt and to provide additional working capital. The Noteholders will be entitled to terminate the Amended Lock-up if the Company has not obtained a satisfactory financing commitment by November 30, 2001.

Pacific Aerospace & Electronics, Inc. is an international engineering and manufacturing company specializing in technically demanding component designs and assemblies for global leaders in the aerospace, defense, electronics, medical, telecommunications, energy and transportation industries. The Company utilizes specialized manufacturing techniques, advanced materials science, process engineering and proprietary technologies and processes to its competitive advantage. Pacific Aerospace & Electronics, Inc. has approximately 800 employees worldwide and is organized into three operational groups -- U.S. Aerospace, U.S. Electronics and European Aerospace. More information may be obtained by contacting the Company directly or by visiting its Web site at www.pcth.com.
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Forward-looking statements in this release concerning trends or anticipated results are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those stated or implied in the forward-looking statements. The forward-looking statements in this release are not guarantees of future performance and are subject to risks and uncertainties related to the Company's operations and its ability to obtain sufficient cash if and when needed. The Company cannot offer any assurance that it will be able to obtain financing on satisfactory terms or at all, or that it will obtain a financing commitment prior to November 30, 2001 or close any such financing in time to repay the Senior Debt by its maturity date of December 31, 2001. The Company also cannot offer any assurance that the restructuring contemplated in the Amended Lock-up will be accomplished successfully or in time to avoid defaults on its Senior Debt. The lock-up agreement referenced above contains many contingencies and closing conditions that may not occur or be fulfilled. Other risks and uncertainties include, but are not limited to, competitive factors (including the possibility of increased competition or technological development, competitors, and price pressures); legal factors (such as limited protection of the Company's proprietary technology and changes in government regulation); financial factors (such as the Company's significant debt load); and the Company's dependence on key personnel and significant customers. More information about potential factors that could affect the Company's financial results is included in the Company's filings with the Securities and Exchange Commission. All forward-looking statements included in this release are based on information available to the Company as of the date of this release, and the Company assumes no obligation to update any such forward-looking statements.